Exhibit No. 99.(a)(17)

HARDING, LOEVNER FUNDS, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Harding, Loevner Funds, Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the name of the class of shares of common stock, par value $.001 per share (the “Common Stock”), of the Corporation as set forth below:

Current Name	New Name
Institutional Emerging Markets Portfolio – Class I Institutional Emerging Markets Portfolio – Class II	Institutional Emerging Markets Portfolio – Institutional Class Institutional Emerging Markets Portfolio – Institutional Class Z

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors, and the amendment is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 25 day of February, 2019.

ATTEST:	HARDING, LOEVNER FUNDS, INC.

/s/ Brian Simon	/s/ Richard T. Reiter
Brian Simon	Richard T. Reiter
Assistant Secretary	President